                                                                  EXHIBIT (G)(2)

                       PAGES 1 THROUGH 6 OF THE COMPANY'S
                     QUARTERLY REPORT ON FORM 10-Q FOR THE
                          QUARTER ENDED MARCH 31, 1996

                        PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

                        TITAN WHEEL INTERNATIONAL, INC.
               CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
                   (Amounts In Thousands, Except Share Data)


                                                                 March 31,            December 31,
                                                                   1996                  1995
                                                                -----------           -----------
ASSETS
Current assets
  Cash and cash equivalents                                     $     9,161           $    14,211
  Marketable securities                                                  39                    32
  Accounts receivable (net of allowance of
   $5,059 and $4,970, respectively)                                 127,848               107,137
  Inventories                                                       135,061               124,928
  Prepaid and other current assets                                   17,704                18,592
                                                                -----------           -----------
       Total current assets                                         289,813               264,900

  Property, plant and equipment, net                                178,280               178,286
  Other assets                                                       17,919                17,701
  Goodwill                                                           50,719                51,248
                                                                -----------           -----------
        Total assets                                            $   536,731           $   512,135
                                                                ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt                             $    25,423           $    26,419
  Accounts payable                                                   65,824                58,592
  Other current liabilities                                          37,031                28,631
                                                                -----------           -----------
       Total current liabilities                                    128,278               113,642

Deferred income taxes                                                15,219                15,704
Other long-term liabilities                                          25,993                24,612
Long-term debt                                                      139,950               142,305
                                                                -----------           -----------
       Total liabilities                                            309,440               296,263
                                                                -----------           -----------

Stockholders' equity
 Common stock, no par, 60,000,000 shares
 authorized, 22,543,176 and 22,477,086
 issued and outstanding, respectively                                    23                    23
 Additional paid-in  capital                                        153,238               152,283
 Retained earnings                                                   74,810                64,142
 Cumulative translation adjustments                                      55                     8
Treasury stock at cost: 49,165 and 78,817 shares, respectively         (835)                 (584)
                                                                -----------           -----------
       Total stockholders' equity                                   227,291               215,872
                                                                -----------           -----------

Total liabilities and stockholders' equity                      $   536,731           $   512,135
                                                                ===========           ===========




               The accompanying notes are an integral part of the
                  consolidated condensed financial statements.

                       TITAN WHEEL INTERNATIONAL, INC.
         CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
              For The Three Months Ended March 31, 1996 And 1995
                (Amounts In Thousands, Except Per Share Data)


                                              Three Months Ended
                                                   March 31,
                                                1996        1995
                                              ---------  ----------
Net sales                                      $177,257    $157,732
Cost of sales                                   144,134     128,969
                                              ---------  ----------
     Gross profit                                33,123      28,763

Selling, general and administrative
 expenses                                        11,657       9,533
Research and development expenses                   769         511
                                              ---------  ----------
     Income from operations                      20,697      18,719

Interest expense                                  2,706       3,326
Minority interest                                   734         -0-
Other (income)                                     (494)       (104)
                                              ---------  ----------
     Income before income taxes                  17,751      15,497

Provision for income taxes                        6,745       6,199
                                              ---------  ----------
Net income                                     $ 11,006    $  9,298
                                              =========  ==========
Earnings per common share:
     Primary                                   $    .49    $    .56
     Fully diluted                                  .40         .40

Average common shares and equivalents
 outstanding:
     Primary                                     22,674      16,614
     Fully diluted (See Note 1)                  29,543      25,175

(1) The March 31, 1996 and 1995 computations of fully diluted earnings per share assumes the conversion of the 4 3/4% subordinated convertible notes, issued November 19, 1993, due December 1, 2000.


               The accompanying notes are an integral part of the
                  consolidated condensed financial statements.

                        TITAN WHEEL INTERNATIONAL, INC.
          CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (Amounts In Thousands)


                                                               Three Months Ended
                                                                    March 31,
                                                              1996                1995
                                                             ------              ------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                         $    11,006       $     9,298
        Depreciation and amortization                            7,088             5,868
        (Increase) in receivables                              (20,711)          (28,484)
        (Increase)/decrease in inventories                      (9,274)            9,758
        (Increase)/decrease in other assets                      2,888            (2,897)
        Increase in accounts payable                             7,232             4,741
        Increase in other accrued liabilities                    7,165             4,662
        Other, net                                                 129               (56)
                                                           -----------       -----------
         Net cash provided by
          operating activities                                   5,523             2,890

CASH FLOWS FROM INVESTING ACTIVITIES:
        Capital expenditures, net                               (6,058)           (6,615)
        Acquisitions, net of cash acquired                        (941)          (14,900)
                                                           -----------       -----------
         Net cash (used for)
         investing activities                                   (6,999)          (21,515)


CASH FLOWS FROM FINANCING ACTIVITIES:
       Payment of debt                                          (6,351)           (9,726)
       Proceeds from long-term borrowings                        3,000            25,320
       Dividends paid                                             (338)             (182)
       Other, net                                                  115               (46)
                                                           -----------       -----------
         Net cash provided by/(used for)
         financing activities                                   (3,574)           15,366


Net decrease in cash and cash equivalents                       (5,050)           (3,259)

Cash and cash equivalents at beginning of period                14,211             7,241
                                                           -----------       -----------

Cash and cash equivalents at end of period                 $     9,161       $     3,982
                                                           ===========       ===========





              The accompanying notes are an integral part of the
                 consolidated condensed financial statements.

                       TITAN WHEEL INTERNATIONAL, INC.

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 (UNAUDITED)




A.    ACCOUNTING POLICIES

      In the opinion of Titan Wheel International, Inc. (the "Company"), the accompanying unaudited consolidated condensed financial statements contain all adjustments, which are normal and recurring in nature necessary to present fairly its financial position as of March 31, 1996, the results of operations for the three month period ended March 31, 1996 and 1995, and cash flows for the three months ended March 31, 1996 and 1995.

      Accounting policies have continued without change and are described in the Summary of Significant Accounting Policies contained in the Company's 1995 Annual Report and Form 10-K. For additional information regarding the Company's financial condition, refer to the footnotes accompanying the December 31, 1995 financial statements filed in conjunction with the Company's Annual Report on Form 10-K. Details in those notes have not changed significantly except as a result of normal interim transactions and certain matters discussed below.



B.    INVENTORIES

      Inventories by component are as follows (in thousands):


                             March 31,   December 31,
                               1996          1995
                           -----------  -------------
      Raw materials         $ 36,663      $ 37,273
      Work in process         21,506        19,904
      Finished goods          77,165        68,947
                            --------      --------
                             135,334       126,124

      LIFO reserve              (273)       (1,196)
                            --------      --------
                            $135,061      $124,928
                            ========      ========

                       TITAN WHEEL INTERNATIONAL, INC.

            NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 (UNAUDITED)




C.    FIXED ASSETS

      Property, plant and equipment, net reflects accumulated depreciation of $60.5 million and $54 million at March 31, 1996, and December 31, 1995, respectively.



D.    LONG-TERM DEBT (IN THOUSANDS):

      Long-term debt comprised the following:

                                           March 31, December 31,
                                             1996        1995
                                           --------- ------------
      Bank borrowings
        Revolving credit - Sirmac          $ 26,247    $ 28,677
        Term loan - Titan Tire               11,786      12,322
        Term loan - Steel Wheels              6,951       7,299
      Industrial revenue bond - Greenwood     9,500       9,500
      Note payable to PATC                   19,743      19,743
      Subordinated convertible notes         85,921      85,936
      Other                                   5,225       5,247
                                           --------    --------
                                            165,373     168,724

      Less - amounts due within one year     25,423      26,419
                                           --------    --------

                                           $139,950    $142,305
                                           ========    ========




      Aggregate maturities of long-term debt at March 31, 1996, are as follows (in thousands):


      April 1 - December 31, 1996    $ 24,602
      1997                              8,815
      1998                              4,290
      1999                              7,625
      2000 and thereafter             120,041
                                     --------
                                     $165,373
                                     ========


                       TITAN WHEEL INTERNATIONAL, INC.

            NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 (UNAUDITED)




E.    MINORITY INTEREST

      Minority interest in the net income of the Sirmac Group of $.7 million and $-0- at March 31, 1996 and December 31, 1995, respectively, is included in other long-term liabilities.



F.    ENVIRONMENTAL MATTER

      The Company's subsidiary, Dico, Inc. is involved in an ongoing environmental matter associated with its Des Moines, Iowa site. At March 31, 1996 the Company has an accrual of $6.1 million for remaining costs associated with the matter.